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Ingersoll Rand Announces Record 2006 First Quarter.
Earnings Increased by 19% to $0.76 per Share;
Increases Full-Year Guidance

•	Revenues increased by 10% to $2,711 million in the first quarter.
•	Diluted earnings per share increased by 19% for the 2006 first quarter.
•	Full-year 2006 earnings-per-share guidance increased to a range of $3.42 to $3.52.
•	Full-year 2006 available cash flow forecast increased to a range of $850 to $900 million.

Hamilton, Bermuda, April 21, 2006 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced record earnings and revenues for the first quarter of 2006.
The company reported net earnings of $253.2 million, or diluted earnings per share (EPS) of $0.76, for the first quarter of 2006. First-quarter net earnings included $262.3 million, or EPS of $0.79 from continuing operations, as well as $9.1 million of costs, or EPS of $(0.03), from discontinued operations, which represents earnings and retained costs of divested businesses. Reported first-quarter EPS increased by 19% compared with 2005, and EPS from continuing operations increased by 18%.
Net earnings for the 2005 first quarter of $223.1 million, or EPS of $0.64, included EPS of $0.67 from continuing operations and $9.2 million of costs, or EPS of $(0.03), for discontinued operations.

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“Our strong first-quarter 2006 performance once again demonstrated that executing our strategic plan delivers solid financial results,” said Herbert L. Henkel, chairman, president and chief executive officer. “All of our business segments achieved revenue and earnings growth and improved operating margins compared with the first quarter of last year. These results largely reflect the success of our innovations, which continue to generate market share gains in strong end markets, the benefits of our acquisition program, growth of highly profitable recurring revenues, and our employees’ ability to drive continuing productivity gains and operating efficiencies across our global operations.”

Additional Highlights for the 2006 First Quarter
Revenues: The company’s revenues increased by 10.3% to $2,711.0 million compared with revenues of $2,458.8 million for the 2005 first quarter. Currency had a 2% unfavorable impact on year-over-year revenue gains.
Total recurring revenues, which include revenues from parts, service, rental, attachments and used equipment, increased by 15% compared with the first quarter of 2005, and accounted for 21% of total revenues.

Operating Income and Margins: Operating income of $341.1 million for the first quarter of 2006 increased by 15% compared with the first quarter of 2005. First-quarter operating margins increased to 12.6% compared with 12.1% last year.

Interest and Other Expense: Interest expense was $34.8 million for the first quarter of 2006, compared with $36.6 million in the 2005 first quarter. Other income totaled $3.7 million for the first quarter, compared with $7.3 million in income for the first quarter of 2005. The year-over-year difference is attributable to lower interest income and foreign exchange losses in 2006.

Taxes: The company’s effective tax rate for continuing operations for the first quarter of 2006 was 15.4%, compared with 13.2% in the first quarter of 2005. The first-quarter rate reflects an expected annual rate of approximately 16.5%, adjusted for a one-time tax benefit of $3.4 million.

Options Expense: In the first quarter, the company adopted FAS 123(R), which requires the expensing of stock options. Total pre-tax options expense for the first quarter was $8.2 million, or EPS of $(0.02). Total pre-tax expense for the year should approximate $16.0 million, or EPS of $(0.03).

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First-quarter Business Review
The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies, and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $684 million increased by 7% compared with the first quarter of 2005. First-quarter 2006 operating margins improved to 10.1%, compared with 9.4% in the 2005 first quarter. Higher margins were due to favorable product mix and operational improvements, partially offset by increased costs for nonferrous metals.
Revenue from North American operations increased by approximately 7% compared with last year. Transport refrigeration revenues expanded compared to last year, bolstered by sales of the innovative Tripac® auxiliary power unit. Stationary refrigeration revenue also expanded from increased display case shipments and higher revenue from the service and installation business.
Revenue from international operations increased by approximately 6%. European truck and trailer revenues increased compared with last year. Container shipments improved substantially compared to the first quarter of 2005. Asian revenues declined, mainly due to lower bus air conditioning sales in China.

The Compact Vehicle Technologies segment includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 11% to $735 million compared with $661 million in the 2005 first quarter. Operating margins improved to 16.5%, compared with 16.4% in the first quarter of 2005.
Bobcat revenues increased by 12%, compared with last year, due to new product introductions, strong North American and European markets, and higher parts and attachment shipments. Bobcat margins declined slightly, reflecting higher material and transportation costs, partially offset by volume gains and the benefits of productivity initiatives.
Club Car revenues increased by 10% compared with the first quarter of 2005, primarily reflecting market share gains in golf cars and higher sales of off-road vehicles. Margins improved compared with last year.

Construction Technologies includes Ingersoll Rand® road pavers, compactors, portable power products and general-purpose construction equipment. Operating performance improved substantially compared with the fourth quarter of 2005. Revenues increased by 22% compared with the first quarter of 2005 to $329 million, primarily due to ongoing strength in the North American road development market and the growing attachment business. Operating margins increased to 11.7% from 9.5% last year due to higher volumes, positive product mix and operating improvements, partially offset by higher material costs.

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Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the first quarter increased by approximately 9% to $439 million. Strength in worldwide industrial markets continued to benefit Air Solutions with improved activity in all major geographic regions. Productivity Solutions revenue also increased as a result of expanding activity in traditional industrial and fluid handling markets and growth of new cordless tools for commercial and industrial applications. First-quarter operating margins improved to 13.3% compared with 11.7% in 2005, resulting from higher volumes, pricing and productivity savings, partially offset by higher material costs.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. First-quarter revenues increased by approximately 8% to $525 million. Revenue growth for the quarter, excluding acquisitions and currency, was approximately 6%. Operating margins of 15.2% increased compared with 14.2% in 2005. Margin improvements from volume and productivity gains were partially offset by cost increases for nonferrous metals, unfavorable geographic revenue mix, and increased investment spending.

Balance Sheet
Total debt at the end of the first quarter was $2.1 billion. The debt-to-capital ratio was 26.1% at the end of the first quarter, compared with 25.9% at the end of the first quarter of 2005. The company’s long-term debt-to-capital ratio target is 30% to 35%.
During the first quarter of 2006, the company purchased approximately 4.1 million shares of Ingersoll Rand stock for $163 million under a $2 billion stock repurchase program approved by the Board of Directors in August 2005. At the end of the first quarter approximately $900 million remained available for future share purchases under the program. The company is targeting to purchase up to $800 million of shares for full-year 2006.

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2006 Outlook
“Activity in Ingersoll Rand’s major end markets remained strong as we entered 2006,” said Henkel. “First-quarter orders for the total company increased by approximately 13% compared with 2005. Based on our recent order pattern and current projections for material prices, we expect second-quarter 2006 earnings of $0.90 to $0.95 per share,” said Henkel. “Earnings from continuing operations are expected to be $0.92 to $0.97 per share, with discontinued operations at 2 cents of costs. These forecasts reflect a 10% to 16% EPS improvement compared with second-quarter 2005.
“We had a strong start in the first quarter and we expect record revenues and earnings for 2006,” said Henkel. “As a result, we are increasing the forecast for full-year EPS to a range of $3.42 to $3.52 per share. Earnings from continuing operations are expected to be $3.50 to $3.60 per share, with discontinued operations at 8 cents of costs. These forecasts represent a 14% to 18% EPS increase, compared with 2005. Our available cash flow* forecast for 2006 has also been increased to a range of $850 to $900 million.”

*Available cash flow is equal to cash flow from operating activities and discontinued operations, excluding voluntary pension contributions, minus capital expenditures.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 135-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to create progress. For more information, visit www.ingersollrand.com.

This news release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.

These risks and uncertainties include, but are not limited to: fluctuations in the condition of, and the overall political landscape of, the economies in which we operate; our competitive environment; material changes in technology or technology substitution; our ability to attract, train and retain highly-qualified employees; unanticipated climatic changes; changes in governmental regulation; the costs and effects of legal and administrative proceedings; changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; currency fluctuations; our ability to complete acquisitions on financially attractive terms and successfully integrate them with our other businesses; and the impact of new accounting standards. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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4/21/06

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
First Quarter
(In millions, except per share amounts)
UNAUDITED

	Three Months
	Ended March 31,
	2006	2005

Revenues	$2,711.0	$2,458.8

Cost of goods sold	1,998.0	1,810.7

Selling & administrative expenses	371.9	351.2

Operating income	341.1	296.9

Interest expense	(34.8)	(36.6)

Other income	3.7	7.3

Earnings before taxes	310.0	267.6

Provision for taxes	47.7	35.3

Earnings from continuing operations	262.3	232.3

Discontinued operations, net of tax	(9.1)	(9.2)

Net earnings	$253.2	$223.1

Basic earnings per share
Continuing operations	$0.80	$0.67
Discontinued operations	(0.03)	(0.02)
	$0.77	$0.65

Diluted earnings per share
Continuing operations	$0.79	$0.67
Discontinued operations	(0.03)	(0.03)
	$0.76	$0.64

Weighted-average number of common shares outstanding:
Basic	328.8	344.9
Diluted	332.4	349.2

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
First Quarter
(In millions, except percentages)

UNAUDITED

	Three Months Ended March 31,
	2006	2005
Climate Control Technologies
Revenues	$683.6	$639.4
Operating income	69.2	60.2
and as a % of revenues	10.1%	9.4%

Compact Vehicle Technologies
Revenues	734.5	660.6
Operating income	121.2	108.5
and as a % of revenues	16.5%	16.4%

Construction Technologies
Revenues	329.0	269.6
Operating income	38.6	25.7
and as a % of revenues	11.7%	9.5%

Industrial Technologies
Revenues	439.1	403.4
Operating income	58.2	47.3
and as a % of revenues	13.3%	11.7%

Security Technologies
Revenues	524.8	485.8
Operating income	79.6	69.1
and as a % of revenues	15.2%	14.2%

Total
Revenues	$2,711.0	$2,458.8
Operating income	366.8	310.8
and as a % of revenues	13.5%	12.6%

Unallocated corporate expense	(25.7)	(13.9)

Consolidated operating income	$341.1	$296.9
and as a % of revenues	12.6%	12.1%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$778.0	$880.6
Marketable securities	46.7	156.5
Accounts and notes receivable, net	1,900.6	1,679.0
Inventories	1,246.9	1,128.8
Prepaid expenses and deferred income taxes	435.4	403.3
Total current assets	4,407.6	4,248.2

Property, plant and equipment, net	1,085.8	1,076.0
Goodwill	4,476.9	4,433.4
Intangible assets, net	795.4	798.5
Other assets	1,221.7	1,200.3
Total assets	$11,987.4	$11,756.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$896.2	$812.5
Accrued compensation and benefits	367.5	401.4
Accrued expenses and other current liabilities	1,123.0	1,053.1
Current maturities of long-term debt and loans payable	929.2	932.7
Total current liabilities	3,315.9	3,199.7

Long-term debt	1,180.8	1,184.3
Post-employment and other benefits	997.1	1,000.9
Other noncurrent liabilities	592.0	609.5
	6,085.8	5,994.4
Shareholders' equity:
Class A common shares	328.4	330.7
Other shareholders' equity	5,652.3	5,558.9
Accumulated other comprehensive loss	(79.1)	(127.6)
Total shareholders' equity	5,901.6	5,762.0
Total liabilities and equity	$11,987.4	$11,756.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION